Exhibit 99.1

Lexeo Therapeutics Announces Pricing of Public Offering and Concurrent Private Placement

October 16, 2025

NEW YORK, October 16, 2025 (GLOBE NEWSWIRE) – Lexeo Therapeutics, Inc. (Nasdaq: LXEO) (“Lexeo”), a clinical stage genetic medicine company dedicated to pioneering novel treatments for cardiovascular diseases, today announced that it has priced its underwritten public offering and concurrent private placement for gross proceeds to Lexeo of approximately $135 million, before deducting underwriting discounts and commissions and other expenses payable by Lexeo in connection with the transactions and excluding any exercise of the underwriters’ option to purchase additional shares. All of the shares and pre-funded warrants are to be sold by Lexeo.

Lexeo offered 15,625,015 shares of its common stock in the public offering, at an offering price of $8.00 per share. In addition, Lexeo has granted the underwriters for the public offering a 30-day option to purchase up to an additional 2,343,750 shares of its common stock at the public offering price, less underwriting discounts and commissions.

Concurrent with the public offering, Lexeo has agreed to sell pre-funded warrants to purchase 1,250,000 shares of common stock to Balyasny Asset Management at a price of $7.9999 per pre-funded warrant, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, subject to the consummation of the public offering and other customary conditions. However, the consummation of the public offering is not contingent on the consummation of this concurrent private placement.

The public offering and concurrent private placement are expected to close on or about October 20, 2025, subject to satisfaction of customary closing conditions.

Leerink Partners, Cantor, Stifel and Oppenheimer & Co. are acting as joint book-running managers for the public offering. Baird is acting as lead manager for the public offering. Leerink Partners served as sole Placement Agent in connection with the concurrent private placement.

The public offering is being made pursuant to a Registration Statement on Form S-3, including a base prospectus, previously filed with, and declared effective by, the U.S. Securities and Exchange Commission (the “SEC”), and Lexeo has filed with the SEC a preliminary prospectus supplement and accompanying prospectus relating to the public offering. A final prospectus supplement and accompanying prospectus relating to the public offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the public offering may also be obtained from: Leerink Partners LLC, Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, by telephone at (800) 808-7525 ext. 6105, or by emailing syndicate@leerink.com; Cantor Fitzgerald & Co., Attention: Equity Capital Markets, 110 E. 59th Street, 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com; Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at (415) 364-2720 or by emailing syndprospectus@stifel.com; or Oppenheimer & Co. Inc., Attention: Syndicate Prospectus

Department, 85 Broad Street, 26th Floor, New York, NY 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

The pre-funded warrants to purchase shares of common stock to be sold in the concurrent private placement have not been registered under the Securities Act or under any state securities laws and, unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of any such state or jurisdiction.

About Lexeo Therapeutics

Lexeo Therapeutics is a New York City-based, clinical stage genetic medicine company dedicated to reshaping heart health by applying pioneering science to fundamentally change how cardiovascular diseases are treated. Lexeo is advancing a portfolio of therapeutic candidates that take aim at the underlying genetic causes of conditions, including LX2006 in Friedreich ataxia (FA) cardiomyopathy, LX2020 in plakophilin-2 (PKP2) arrhythmogenic cardiomyopathy, and others in devastating diseases with high unmet need.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to those related to the timing of the closing of the public offering and concurrent private placement and the expected gross proceeds. While Lexeo believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements. These forward-looking statements are based upon current information available to the company as well as certain estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Lexeo’s filings with the U.S. Securities and Exchange Commission (SEC)), many of which are beyond the company’s control and subject to change. Actual results could be materially different from those indicated by such forward-looking statements as a result of many factors, including but not limited to: whether or not we will be able to raise capital through the sale of securities or consummate the offering; the final terms of the offering; the satisfaction of customary closing conditions; prevailing market conditions; general economic and market conditions as well as geopolitical developments; and other risks and uncertainties which may be found in the section entitled “Risk Factors” in documents that we file from time to time with the Securities and Exchange Commission, including Lexeo’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 and the registration statement and the preliminary prospectus supplement relating to the public offering. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Lexeo claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Lexeo expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Media Response:

Media@lexeotx.com

Investor Response:

Carlo Tanzi, Ph.D.

ctanzi@kendallir.com